Exhibit 99.1

FIRST UNITED CORPORATION

LEAD DIRECTOR POLICY

Dated: March 27, 2020

The duties and rights of the Corporation’s Lead Independent Director shall include: (i) presiding at (a) all Board meetings at which the Chairman of the Board is not present, and (b) all executive sessions of independent directors; (ii) serving as a liaison between the Chairman of the Board and the independent directors; (iii) pre-approving Board meeting agendas; (iv) pre-approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; (v) the authority to convene meetings of the independent directors; and (vi) if reasonably requested by shareholders, making himself or herself reasonably available for consultation and direct communication with major shareholders.